Exhibit 23.01
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement No. 333-197671 on Form S-8 of our reports dated February 21, 2020, relating to the consolidated financial statements and financial statement schedules of The Hartford Financial Services Group, Inc. and subsidiaries (collectively “the Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2019.

/s/ DELOITTE & TOUCHE LLP

Hartford, Connecticut
July 31, 2020